Exhibit 99.4

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated September 1, 2023, with respect to the Class A ordinary shares, par value $0.0001 per share of PowerUp Acquisition Corporation, a Cayman Islands exempted company, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 1, 2023

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu

SRIRAMA ASSOCIATES, LLC

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Manager